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                                                                    EXHIBIT 99.1



VIASAT WILL ACQUIRE SCIENTIFIC-ATLANTA SATELLITE NETWORKING BUSINESS IN $75 MILLION TRANSACTION

IMPROVES VIASAT'S SCALE TO FURTHER SATELLITE BROADBAND EFFORTS AND CREATES NEW MARKET OPPORTUNITIES, ALLOWS SCIENTIFIC-ATLANTA TO FOCUS EXCLUSIVELY ON END-TO-END DIGITAL INTERACTIVE BROADBAND NETWORKS

CARLSBAD, Calif., and ATLANTA, Jan. 18 /Scientific-Atlanta Inc. (NYSE: SFA) and ViaSat Inc. (Nasdaq: VSAT) have reached a definitive agreement under which ViaSat will acquire the satellite networking businesses of Scientific-Atlanta in a $75 million cash transaction which is anticipated to be immediately accretive to ViaSat's earnings. The transaction is subject to various regulatory and other conditions and is expected to close within 120 days. The purchase price is subject to normal closing adjustments.

The acquisition includes Scientific-Atlanta's product lines for broadband satellite network gateways, data transactions, telephony, mobile asset tracking, automated meter reading, remote monitoring, and space imaging, as well as Scientific-Atlanta's satellite network operations center. The transaction will enable Scientific-Atlanta to focus exclusively on its core business in broadband communications technology for new digital interactive services to consumer homes. As a result of the acquisition ViaSat expects to more than double its revenues, with a majority of sales in commercial markets. ViaSat becomes a leading independent supplier of satellite ground networking equipment, and increases the resources it can apply to the emerging broadband- on-demand satellite ground equipment and services industry.

ViaSat expects to finance the acquisition through an offering of debt or equity securities. Upon closing, ViaSat will manage the combined commercial business unit, called ViaSat Satellite Networks, from Norcross, Georgia. Substantially all of the employees of the Scientific-Atlanta Satellite Networks business will be offered positions with ViaSat. ViaSat will maintain its 180,000 square foot corporate headquarters facilities and other business lines in Carlsbad, California.

"While the satellite networking technologies we pioneered continue to be among the industry's best, the divestiture will enable Scientific-Atlanta to focus on our core strategy of providing consumers with broadband video, voice and data services," said Jim McDonald, president and CEO of Scientific-Atlanta. "Scientific-Atlanta's broadband network and interactive set-top products are revolutionizing direct digital communications to consumers, while enabling network operators to generate new revenues. We want to keep our resources directed to the business."

ViaSat will also receive a related contract to study the benefits of combining Scientific-Atlanta's PowerVu digital video compression system with ViaSat patented Paired Carrier Multiple Access (PCMA*) to build an enhanced 2-way satellite interactive television system. The system would offer digital television along with a low-cost interactive satellite return channel overlaid onto the same broadcast transponders. If successful, this concept would establish an economical method of offering 2-way digital interactive direct-to-home TV services via satellite without requiring a separate dial-up telephone connection for the return path from the viewer. The transaction includes other supplemental agreements associated with the transitional relationship between the parties.

"This is an opportunity for both companies to enhance their strategic focus," said Mark Dankberg, chairman and CEO of ViaSat. "We believe the Satellite Networks division we are acquiring will benefit in



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several ways by operating within a company that is tightly focused on this business. And we're gaining key people, technology, products, and distribution capabilities that extend our market reach and our ability to support our customers."

The acquisition adds strong capabilities to ViaSat in vital growing markets for satellite networks:

    -- Through the transaction ViaSat becomes a key supplier of ground infrastructure equipment for a new generation of satellite broadband and space imaging networks. Scientific-Atlanta's communication and tracking system business is a leading supplier of network management gateways providing the design, development, manufacturing, and installation of earth stations that anchor the ground infrastructure for broadband satellite systems, including high data-rate Ka-band systems.

    -- The LEO Satellite Data Systems business unit provides 2-way messaging terminals for satellite monitoring of locomotives, truck fleets, utility meters, and other applications using the Orbcomm satellite constellation. Orders to-date total over 25,000 units from key customers that supply systems to these markets. The Mobile Asset Subscriber communicator has also received Industry Canada certification, addressing a market of more than 400,000 truck trailers.

    -- The SkyRelay and Skylinx VSAT products are used by large domestic and international carriers, service providers, and systems integrators. Global sales channels include offices in the UK, Moscow, Buenos Aires, Santiago, Beijing, Sydney and New Delhi.

    -- ViaSat will also acquire Scientific-Atlanta's manufacturing facility for satellite antennas ranging from 3.6 to 18 meters in diameter. Antenna subsystems are often a vital component of high performance broadband gateway and hub terminals, especially those operating in the emerging Ka-band frequencies.

"The people we gain, and the products and technology they bring to us, move us ahead very quickly in our plan to rapidly grow our commercial business," said Tom Wittenschlaeger, vice president and general manager of ViaSat Satellite Networks. "Combining these new capabilities with ViaSat's existing StarWire VSAT networks positions us, as an independent equipment manufacturer, to offer a breadth of products that's hard to match."

C.E. Unterberg-Towbin represented ViaSat in the transaction and CIBC World Markets Corp. represented Scientific-Atlanta. Portions of this release, particularly statements about future earnings, business opportunities, financing, and dates of closure for this acquisition, may contain forward-looking statements regarding future events and are subject to risks and uncertainties. We wish to caution you that there are some factors that could cause actual results to differ materially, including but not limited to: contractual problems, regulatory issues, technologies not being developed according to anticipated schedules, or that do not perform according to expectations; and increased competition and other factors affecting the telecommunications industry generally. We refer you to the documents ViaSat files from time to time with



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the Securities and Exchange Commission, specifically the section titled Risk
Factors in the Company's Form 10-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

Scientific-Atlanta, Inc. (www.sciatl.com) is a leading supplier of broadband communications systems, and satellite-based video networks and worldwide customer service and support.

ViaSat Inc. (www.viasat.com) designs and produces advanced digital communication products, including satellite networks, wireless networking products, communication test and simulation systems, and tactical communications terminals for commercial and government markets. Corporate headquarters are located in Carlsbad, California in northern San Diego County, with a branch office in Boston, MA.



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